Exhibit 99.1

News Release

Prestige Brands Holdings, Inc. Reports Record Fourth Quarter Revenues Up 39.1%; Record Core Organic OTC Revenues Up 14.0%; EPS Exceeds Recent Guidance

May 17, 2012-Irvington, NY-Prestige Brands Holdings, Inc. (NYSE-PBH) today announced record results for the fourth quarter and fiscal year ended March 31, 2012, driven by strong Over-the-Counter Healthcare (“OTC”) organic growth and the completion of the acquisition of 17 brands from GlaxoSmithKline (the “GSK Brands”), the largest acquisition in the Company's history.

Revenues for the fourth fiscal quarter were $134.0 million, $37.6 million or 39.1% above the prior year comparable quarter's results of $96.4 million. Organic revenues for the fourth fiscal quarter grew $7.2 million, or 7.5% over the prior year comparable quarter. Revenues from the Company's nine legacy core OTC brands increased $8.2 million or 14.0% over the prior year comparable quarter. These brands are Chloraseptic®, Clear Eyes®, Compound W®, Little Remedies®, The Doctor's® NightGuard®, Efferdent®, PediaCare®, Dramamine® and Luden's®. Revenues from two months of ownership of the GSK Brands accounted for $30.4 million of the increase. The GSK Brands' acquisition increases the core brand group by five. These brands are Beano®, BC® and Goody's®, and Debrox® in the U.S., and Gaviscon® in Canada.

Gross profit for the fourth fiscal quarter was $68.5 million, $22.2 million, or 47.9% above the prior year comparable quarter of $46.3 million. Excluding charges associated with inventory valuation step-up adjustments of $1.8 million related to the GSK Brands' acquisition, gross profit would have been $70.3 million in the current quarter. Gross margin was 51.1% in the current quarter, which was impacted by 1.4 percentage points from the inventory step-up charges noted above. Excluding these charges, gross margin would have improved to 52.5%. In the prior year comparable quarter, gross margin was 48.1%, which was impacted by 3.8 percentage points from the inventory step-up adjustments of $3.7 million associated with the Blacksmith Brands and Dramamine acquisitions. Excluding these charges, gross margin would have been 51.9%. The year-over-year improvement in gross margin is primarily a result of a higher proportion of revenue generated from the OTC segment.

The Company continued its investment in Advertising and Promotion (“A&P”) during the quarter in support of its core OTC brands and certain recently acquired OTC brands. A&P for the quarter was $18.5 million, $4.4 million, or 31.3% above the prior year comparable quarter spend of $14.1 million. A&P as a percent of revenue was 13.8% during the fourth fiscal quarter, a modest decline from 14.7% in the prior year comparable quarter. The prior year comparable period included a higher advertising spend against brands newly acquired in the Blacksmith Brands and Dramamine® acquisitions, which was affected by seasonality. Excluding this factor, the normalized A&P spending level continued to increase.

Operating income for the fourth fiscal quarter was $22.6 million, $4.0 million or 21.1% higher than the prior year comparable quarter of $18.6 million. Operating income for fiscal 2012 was impacted by $15.2 million of costs primarily associated with the GSK Brands' acquisition (including transaction costs of $8.1 million, an inventory step-up adjustment of $1.8 million and GSK transition costs of $3.6 million) and $1.7 million of costs associated with the evaluation of the Genomma Lab unsolicited proposal. Excluding these charges, operating income would have been $37.8 million. Operating income for the prior year comparable quarter included $4.5 million of costs associated with the acquisitions of Blacksmith and Dramamine®, including an inventory step-up adjustment of $3.7 million and transaction costs of $0.8 million. Excluding these charges, the prior year operating income would have been $23.1 million. On a comparable basis, excluding the charges noted above in the current and prior year quarter, operating income in the current quarter increased 63.3%.
In the fourth fiscal quarter, the Company's diluted earnings per share from continuing operations was $0.00, which included the GSK acquisition and the impact of the above noted costs. This compares to $0.13 in the prior year comparable quarter, which also included the impact of the above noted costs. Excluding the impact of the charges noted above in each quarter, diluted earnings per share from continuing operations in the fourth fiscal quarter would have been $0.26 compared to $0.18 in the prior year comparable quarter, an increase of 44.4%.

Commentary
“We are pleased with the excellent revenue and adjusted EPS growth in the Company's fourth fiscal quarter. We recorded our seventh consecutive quarter of organic core OTC growth achieving the highest growth rate in almost two years. With this organic growth performance, Prestige ranks near the top of many CPG industry participants” commented Matthew M. Mannelly, President and CEO. “In less than three years, our clear and consistent value creation strategy has taken hold. We have transformed Prestige into the largest independent OTC products company in the U.S. with a proven ability to generate consistent organic growth in our core OTC business coupled with a leading free cash flow profile,” he said.

“This quarter's revenue increase reflects the success of our core OTC brand-building strategy, and includes two months of revenues from this quarter's GSK Brands' acquisition. Consumption was driven by increased A&P support resulting in our brands' growth significantly exceeding category growth. Our nine legacy core OTC brands increased almost 15% despite the soft cough/cold season.”

“For the fiscal year, we achieved record revenues and earnings growth, which exceeded our expectations. Our consistently strong free cash flow continued in fiscal 2012, and helped fund the most transformative event in our history-the acquisition of 17 brands from GSK,” Mr. Mannelly said. “This is a meaningful step toward continued shareholder value creation. Our M&A strategy in action has transformed Prestige into a company with approximately 90% of profits derived from higher growth, higher margin OTC brands,” he said.

“The integration of the GSK Brands, our third acquisition in the past year and a half, is proceeding on schedule. We are excited by the potential created by this opportunity, which significantly enhances our portfolio by adding five new core OTC brands. This acquisition closely aligns with our operating model and we believe it is highly cash generative,” he said.

“We've made a steadfast commitment to creating value by driving core OTC growth, acquiring with an exclusive OTC focus, and strategically managing our portfolio. We have much to do in fiscal 2013. Our new product pipeline is robust. We will continue to develop the potential of our two prior acquisitions, Blacksmith Brands and Dramamine®. Furthermore, we will endeavor to participate in M&A within the OTC space to continue the strategic transformation process. Our confidence in our future is reflected in the guidance we previously provided for fiscal year 2013, anticipating diluted adjusted earnings per share to be in the range of $1.22 to $1.32, which represents an increase of approximately 23% to 33% from our current adjusted EPS,” Mr. Mannelly said. “Based on our strong fourth quarter performance, I am bullish regarding our ability to deliver strong results in fiscal 2013.”

Results by Segment for the Fourth Fiscal Quarter

Revenues for the OTC segment in the fourth fiscal quarter were $109.7 million, an increase of 53.3% over the prior year comparable period revenues of $71.6 million. This was due to revenue increases in six of the Company's nine core OTC brands, as well as the addition of two months of revenues from the newly acquired GSK Brands.

Revenues for the Household Cleaning segment for the fourth fiscal quarter were $24.3 million, a 2.2% reduction over the prior year comparable quarter revenues of $24.8 million. The rate of reduction in this segment has improved over the prior year comparable quarter, primarily as a result of increased distribution of Spic and Span®, as well as the fourth quarter introduction of the Comet® line of stainless steel cleaners.

Fiscal Year 2012
Revenues for fiscal 2012 were $441.1 million, an increase of 31.1%, or $104.6 million, over the prior year's revenues of $336.5 million. Organic revenues for the Company grew $10.7 million or 3.2% during fiscal 2012 over the prior year comparable period. Revenues from the GSK acquisition accounted for $30.4 million of the increase. Blacksmith Brands and Dramamine® contributed $63.5 million of the increase for the period prior to the anniversary of their respective purchases.

Income from continuing operations for fiscal 2012 of $37.2 million was 27.5% higher than fiscal 2011 income from continuing operations of $29.2 million. Income from continuing operations for fiscal 2012 was impacted by $12.9 million of costs primarily associated with the GSK acquisition (including transaction costs of $8.4 million, an inventory step-up adjustment of $1.1 million and GSK transition costs of $2.2 million), costs associated with the evaluation of the Genomma Lab unsolicited proposal of $1.1 million, and $0.1 million of costs as a result of the net amount of the combined loss on extinguishment of debt and settlement gain, net of related tax effects.

Income from continuing operations for fiscal 2011 was impacted by costs of $10.5 million associated with the Blacksmith and Dramamine acquisitions and $0.2 million of a loss associated with the extinguishment of debt, net of related tax effects. Excluding these impacts, income from continuing operations would have been $50.1 million for the current fiscal year compared to $39.9 million for the prior fiscal year, an increase of 25.8%.

Diluted earnings per share from continuing operations for fiscal 2012 was $0.73, which includes the impact of the above noted costs, compared to $0.58 in the prior fiscal year, which included the costs associated with the Blacksmith and Dramamine acquisitions and the extinguishment of debt. Excluding the impact of these charges in the fiscal year, diluted earnings per share from continuing operations in fiscal 2012 would have been $0.99 compared to $0.79 in the prior fiscal year.

Outlook

For fiscal year 2013, which began on April 1, 2012, the Company had previously announced that it expects to report diluted adjusted earnings per share in the range of $1.22 to $1.32. This estimate excludes costs related to the GSK acquisition, and related Transition Services Agreement and integration costs, and costs related to the unsolicited Genomma Lab offer.

Free Cash Flow and Debt

Free cash flow (“FCF”) is a “non-GAAP financial measure” and is presented here because management believes it is a commonly used measure of liquidity, indicative of cash available for debt repayment and acquisitions. The Company defines “free cash flow” as net cash provided by operating activities minus capital expenditures.

The Company's FCF for the fourth quarter ended March 31, 2012 was $19.2 million, a decrease of 22.4% over the prior year comparable period's FCF of $24.8 million. FCF for the fourth quarter was impacted by $8.4 million of working capital investments associated with the GSK acquisition, and $10.5 million of other costs, net of related tax effects. Excluding the impact of these charges, FCF for the fourth quarter ended March 31, 2012 would have been $38.1 million.

For fiscal 2012, FCF totaled $66.8 million, a decrease of 22.3% over the prior year comparable period's FCF of $86.0 million. FCF for fiscal 2012 was impacted by $8.4 million of working capital investments associated with the GSK acquisition and $6.7 million of adjustments, net of related tax effects. Excluding the impact of these charges, FCF for fiscal 2012 would have been $81.9 million.
Conference Call and Accompanying Slide Presentation
The Company will host a conference call to review its fourth quarter and year end results on May 17, 2012 at 8:30 am EST. The toll-free dial-in numbers are 800-884-5695 within North America and 617-786-2960 outside of North America. The conference pass code is "prestige". The Company will provide a live internet webcast, a slide presentation to accompany the call, as well as an archived replay, all of which can be accessed from the Company's Investor Relations page of http://prestigebrands.com. The slide presentation can be accessed just before the call from the Investor Relations page of the website by clicking on Webcasts and Presentations. Telephonic replays will be available for two weeks following the completion of the call and can be accessed at 888-286-8010 within North America and at 617-801-6888 from outside North America. The pass code is 20647616.

About Prestige Brands Holdings, Inc.
The Company markets and distributes brand name over-the-counter and household cleaning products throughout the U.S., Canada, and certain international markets. Core brands now include Chloraseptic® sore throat treatments, Clear Eyes® eye care products, Compound W® wart treatments, The Doctor's® NightGuard® dental protector, the Little Remedies® and PediaCare® lines of pediatric over-the-counter products, Efferdent® denture care products, Luden's® throat drops, Dramamine® motion sickness treatment, BC® and Goody's® analgesics, Gaviscon® antacid, Beano® gas treatment, and Debrox® earwax remover.

Note Regarding Forward-Looking Statements
This news release contains "forward-looking statements" within the meaning of the federal securities laws that are intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "assumptions," "target," "guidance," "outlook," "plans," "projection," "may," "will," "would," "expect," "intend," "estimate," "anticipate," "believe, "potential," or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. Forward-looking statements in this news release include, without limitation, statements regarding the impact of our M&A strategy, our ability to integrate and develop the brands that we acquire, our new product pipeline, and our outlook for adjusted earnings per share and our plans for growth. These statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, although they are inherently uncertain and difficult to predict. Actual results could differ materially from those expected as a result of a variety of factors. A discussion of factors that could cause results to vary is included in the Company's Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.
Contact: Dean Siegal
914-524-6819

Prestige Brands Holdings, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,		Year Ended March 31,
(In thousands, except per share data)	2012	2011	2012	2011
Revenues
Net sales	$133,160	$95,629	$437,838	$333,715
Other revenues	836	734	3,247	2,795
Total revenues	133,996	96,363	441,085	336,510

Cost of Sales
Cost of sales (exclusive of depreciation shown below)	65,508	50,058	213,701	165,632
Gross profit	68,488	46,305	227,384	170,878

Operating Expenses
Advertising and promotion	18,547	14,122	57,127	42,897
General and administrative	24,334	11,019	56,700	41,960
Depreciation and amortization	3,051	2,540	10,734	9,876
Total operating expenses	45,932	27,681	124,561	94,733

Operating income	22,556	18,624	102,823	76,145

Other (income) expense
Interest income	(14)	(1)	(18)	(1)
Interest expense	16,361	8,810	41,338	27,318
Gain on settlement	—	—	(5,063)	—
Loss on extinguishment of debt	5,409	—	5,409	300
Total other expense	21,756	8,809	41,666	27,617

Income from continuing operations before income taxes	800	9,815	61,157	48,528
Provision for income taxes	815	3,401	23,945	19,349
Income (loss) from continuing operations	(15)	6,414	37,212	29,179

Discontinued Operations
Income from discontinued operations, net of income tax	—	—	—	591
Loss on sale of discontinued operations, net of income tax	—	—	—	(550)
Net income (loss)	$(15)	$6,414	$37,212	$29,220

Basic earnings per share:
Income from continuing operations	$—	$0.13	$0.74	$0.58
Income from discontinued operations and loss on sale of discontinued operations	—	—	—	—
Net income	$—	$0.13	$0.74	$0.58

Diluted earnings per share:
Income from continuing operations	$—	$0.13	$0.73	$0.58
Income from discontinued operations and loss on sale of discontinued operations	—	—	—	—
Net income	$—	$0.13	$0.73	$0.58

Weighted average shares outstanding:
Basic	50,314	50,129	50,270	50,081
Diluted	50,992	50,555	50,748	50,338

Prestige Brands Holdings, Inc.
Consolidated Balance Sheets
(Unaudited)

(In thousands) Assets	March 31, 2012	March 31, 2011
Current assets
Cash and cash equivalents	$19,015	$13,334
Accounts receivable, net	60,228	44,393
Inventories	51,113	39,751
Deferred income tax assets	5,283	5,292
Prepaid expenses and other current assets	11,396	4,812
Total current assets	147,035	107,582

Property and equipment, net	1,304	1,444
Goodwill	173,702	154,896
Intangible assets, net	1,400,522	786,361
Other long-term assets	35,713	6,635
Total Assets	$1,758,276	$1,056,918

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$26,726	$21,615
Accrued interest payable	13,889	10,313
Other accrued liabilities	23,308	22,280
Total current liabilities	63,923	54,208

Long-term debt
Principal amount	1,135,000	492,000
Less unamortized discount	(11,092)	(5,055)
Long-term debt, net of unamortized discount	1,123,908	486,945

Deferred income tax liabilities	167,717	153,933
Total Liabilities	1,355,548	695,086

Stockholders' Equity
Preferred stock - $0.01 par value
Authorized - 5,000 shares
Issued and outstanding - None	—	—
Preferred share rights	283	—
Common stock - $0.01 par value
Authorized - 250,000 shares
Issued - 50,466 shares and 50,276 shares at March 31, 2012 and 2011, respectively	505	503
Additional paid-in capital	391,898	387,932
Treasury stock, at cost - 181 shares at March 31, 2012 and 160 shares at March 31, 2011	(687)	(416)
Accumulated other comprehensive loss, net of tax	(13)	—
Retained earnings (accumulated deficit)	10,742	(26,187)
Total Stockholders' Equity	402,728	361,832

Total Liabilities and Stockholders' Equity	$1,758,276	$1,056,918

Prestige Brands Holdings, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Year Ended March 31,
(In thousands)	2012	2011
Operating Activities
Net income	$37,212	$29,220
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,734	10,108
Loss on sale of discontinued operations	—	890
Deferred income taxes	13,793	9,324
Amortization of deferred financing costs	1,630	1,043
Stock-based compensation costs	3,078	3,575
Loss on extinguishment of debt	5,409	300
Amortization of debt discount	1,030	702
Loss on disposal of equipment	—	153
Changes in operating assets and liabilities, net of effects of acquisitions
Accounts receivable	(15,854)	4,918
Inventories	3,710	12,443
Prepaid expenses and other current assets	(3,009)	154
Accounts payable	5,127	1,784
Accrued liabilities	4,592	12,056
Net cash provided by operating activities	67,452	86,670

Investing Activities
Purchases of equipment	(606)	(655)
Proceeds from sale of property and equipment	—	12
Proceeds from sale of discontinued operations	—	4,122
Acquisition of Blacksmith, net of cash acquired	—	(202,044)
Proceeds from escrow of Blacksmith acquisition	1,200	—
Acquisition of Dramamine	—	(77,115)
Acquisition of GSK Brands	(662,800)	—
Net cash used in investing activities	(662,206)	(275,680)

Financing Activities
Proceeds from issuance of Senior Notes	250,000	100,250
Proceeds from issuance of 2012 Term Loan and 2010 Term Loan	650,100	112,936
Repayment of 2010 Term Loan	(242,000)	—
Payment of deferred financing costs	(33,284)	(830)
Repayment of long-term debt	(25,000)	(51,087)
Proceeds from exercise of stock options	889	331
Shares surrendered as payment of tax withholding	(271)	(353)
Net cash provided by financing activities	600,434	161,247

Effects of exchange rate changes on cash and cash equivalents	1	—
Increase (decrease) in cash and cash equivalents	5,681	(27,763)
Cash and cash equivalents - beginning of year	13,334	41,097
Cash and cash equivalents - end of year	$19,015	$13,334

Interest paid	$34,977	$17,509
Income taxes paid	$12,865	$11,894

Prestige Brands Holdings, Inc.
Consolidated Statements of Operations
Business Segments
(Unaudited)

	Three Months Ended March 31, 2012
	OTC Healthcare	Household Cleaning	Consolidated
(In thousands)
Net sales	$109,570	$23,590	$133,160
Other revenues	167	669	836
Total revenues	109,737	24,259	133,996
Cost of sales	45,953	19,555	65,508
Gross profit	63,784	4,704	68,488
Advertising and promotion	17,149	1,398	18,547
Contribution margin	$46,635	$3,306	49,941
Other operating expenses			27,385
Operating income			22,556
Other expense			21,756
Provision for income taxes			815
Loss from continuing operations			(15)
Income from discontinued operations, net of income tax			—
Loss on sale of discontinued operations, net of income tax			—
Net loss			$(15)

	Three Months Ended March 31, 2011
	OTC Healthcare	Household Cleaning	Consolidated
(In thousands)
Net sales	$71,390	$24,239	$95,629
Other revenues	175	559	734
Total revenues	71,565	24,798	96,363
Cost of sales	33,233	16,825	50,058
Gross profit	38,332	7,973	46,305
Advertising and promotion	12,834	1,288	14,122
Contribution margin	$25,498	$6,685	32,183
Other operating expenses			13,559
Operating income			18,624
Other expense			8,809
Provision for income taxes			3,401
Income from continuing operations			6,414
Income from discontinued operations, net of income tax			—
Loss on sale of discontinued operations, net of income tax			—
Net income			$6,414

	Year Ended March 31, 2012
	OTC Healthcare	Household Cleaning	Consolidated
(In thousands)
Net sales	$344,282	$93,556	$437,838
Other revenues	719	2,528	3,247
Total revenues	345,001	96,084	441,085
Cost of sales	143,151	70,550	213,701
Gross profit	201,850	25,534	227,384
Advertising and promotion	51,895	5,232	57,127
Contribution margin	$149,955	$20,302	170,257
Other operating expenses			67,434
Operating income			102,823
Other expense			41,666
Provision for income taxes			23,945
Income from continuing operations			37,212
Income from discontinued operations, net of income tax			—
Loss on sale of discontinued operations, net of income tax			—
Net income			$37,212

	Year Ended March 31, 2011
	OTC Healthcare	Household Cleaning	Consolidated
(In thousands)
Net sales	$234,042	$99,673	$333,715
Other revenues	543	2,252	2,795
Total revenues	234,585	101,925	336,510
Cost of sales	97,710	67,922	165,632
Gross profit	136,875	34,003	170,878
Advertising and promotion	36,752	6,145	42,897
Contribution margin	$100,123	$27,858	127,981
Other operating expenses			51,836
Operating income			76,145
Other expense			27,617
Provision for income taxes			19,349
Income from continuing operations			29,179
Income from discontinued operations, net of income tax			591
Loss on sale of discontinued operations, net of income tax			(550)
Net income			$29,220

About Non-GAAP Financial Measures
We define Non-GAAP EBITDA as earnings before interest expense (income), income taxes, depreciation and amortization, income or loss from discontinued operations or the sale thereof and Non-GAAP Adjusted EBITDA as earnings before interest expense (income), income taxes, depreciation and amortization, income or loss from discontinued operations and the sale thereof, gain on settlement, loss on extinguishment of debt, certain other legal and professional fees and acquisition-related costs. We define Non-GAAP Adjusted Income from Continuing Operations as Income from Continuing Operations before incremental interest expense to finance future acquisitions, gain on settlement, loss on extinguishment of debt, certain other legal and professional fees, acquisition-related costs, the applicable tax impacts associated with these items and the tax impacts of state tax rate adjustments and other non-deductible items. We define Non-GAAP Adjusted Net Income as Net Income before gain on settlement, loss on extinguishment of debt, certain other legal and professional fees, acquisition-related costs, income or loss from discontinued operations and the sale thereof, the applicable tax impacts associated with these items and the tax impacts of state tax rate adjustments and other non-deductible items. We define Non-GAAP Free Cash Flow as net cash provided by operating activities less cash paid for capital expenditures. Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Net Income and Non-GAAP Free Cash Flow may not be comparable to similarly titled measures reported by other companies.

We are presenting Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Income from Continuing Operations, Non-GAAP Adjusted Net Income and Non-GAAP Free Cash Flow because they provide additional ways to view our operations, when considered with both our GAAP results and the reconciliation to net income and net cash provided by operating activities, respectively, which we believe provide a more complete understanding of our business than could be obtained absent this disclosure. Each of Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Income from Continuing Operations, Non-GAAP Adjusted Net Income and Non-GAAP Free Cash Flow is presented solely as a supplemental disclosure because: (i) we believe it is a useful tool for investors to assess the operating performance of the business without the effect of these items; (ii) we believe that investors will find this data useful in assessing our ability to pursue acquisitions or service or incur indebtedness; and (iii) we use Non-GAAP EBITDA/Non-GAAP Adjusted EBITDA and Non-GAAP Adjusted Net Income internally to evaluate the performance of our personnel and also as a benchmark to evaluate our operating performance or compare our performance to that of our competitors. The use of Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Income from Continuing Operations, Non-GAAP Adjusted Net Income and Non-GAAP Free Cash Flow has limitations and you should not consider these measures in isolation from or as an alternative to GAAP measures such as operating income, income from continuing operations, net income, and net cash flow provided by operating activities, or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity.

The following tables set forth the reconciliation of Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Income from Continuing Operations, Non-GAAP Adjusted Net Income and Non-GAAP Free Cash Flow, all of which are non-GAAP financial measures, to GAAP net income and GAAP Net cash provided by operating activities, respectively, our most directly comparable financial measures presented in accordance with GAAP.

Reconciliation of GAAP Net Income to Non-GAAP Adjusted EBITDA:

	Three Months Ended March 31,
	2012	2011
(In thousands)
GAAP Net Income (Loss)	$(15)	$6,414
Income from discontinued operations	—	—
Interest expense, net	16,347	8,809
Income tax provision	815	3,401
Depreciation and amortization	3,051	2,540
Non-GAAP EBITDA:	20,198	21,164
Adjustments:
Inventory step-up charges associated with acquisitions	1,795	3,729
Legal and professional fees associated with acquisitions	8,142	802
Transition costs associated with GSK	3,588	—
Unsolicited proposal costs	1,737	—
Loss on extinguishment of debt	5,409	—
Total adjustments	20,671	4,531
Non-GAAP Adjusted EBITDA	$40,869	$25,695

	Year Ended March 31,
	2012	2011
(In thousands)
GAAP Net Income	$37,212	$29,220
Income from discontinued operations	—	(591)
Loss on sale of discontinued operations	—	550
Interest expense, net	41,320	27,317
Income tax provision	23,945	19,349
Depreciation and amortization	10,734	9,876
Non-GAAP EBITDA:	113,211	85,721
Adjustments:
Inventory step-up charges associated with acquisitions	1,795	7,273
Legal and professional fees associated with acquisitions	13,807	7,729
Transition costs associated with GSK	3,588	—
Unsolicited proposal costs	1,737	—
Gain on settlement	(5,063)	—
Loss on extinguishment of debt	5,409	300
Total adjustments	21,273	15,302
Non-GAAP Adjusted EBITDA	$134,484	$101,023

Reconciliation of GAAP Income from Continuing Operations to Non-GAAP Adjusted Income from Continuing Operations:

	Three Months Ended March 31,
	2012	2011
(In thousands)
GAAP Income (Loss) from Continuing Operations	$(15)	$6,414
Adjustments:
Inventory step-up charges associated with acquisitions	1,795	3,729
Acquisition related costs	8,142	802
Transition costs associated with GSK	3,588	—
Unsolicited proposal costs	1,737	—
Loss on extinguishment of debt	5,409	—
Tax impact of adjustments	(7,816)	(2,094)
Total adjustments	12,855	2,437
Non-GAAP Adjusted Income from Continuing Operations	$12,840	$8,851

	Year Ended March 31,
	2012	2011
(In thousands)
GAAP Income from Continuing Operations	$37,212	$29,179
Adjustments:
Incremental interest expense to finance Dramamine	—	800
Inventory step-up charges associated with acquisitions	1,795	7,273
Acquisition related costs	13,807	7,729
Transition costs associated with GSK	3,588	—
Unsolicited proposal costs	1,737	—
Gain on settlement	(5,063)	—
Loss on extinguishment of debt	5,409	300
Tax impact of adjustments	(8,091)	(5,213)
Tax impact of state rate adjustments and other non-deductible items	(237)	—
Total adjustments	12,945	10,889
Non-GAAP Adjusted Income from Continuing Operations	$50,157	$40,068

Reconciliation of GAAP Net Income to Non-GAAP Adjusted Net Income and related Diluted Earnings Per Share:

	Three Months Ended March 31,
	2012	2012 Diluted EPS	2011	2011 Diluted EPS
(In thousands)
GAAP Net Income (Loss)	$(15)	$—	$6,414	$0.13
Adjustments:
Inventory step-up charge associated with acquisitions	1,795	0.04	3,729	0.07
Legal and professional fees associated with acquisitions	8,142	0.16	802	0.02
Transition costs associated with GSK	3,588	0.07	—	—
Unsolicited proposal costs	1,737	0.03	—	—
Loss on extinguishment of debt	5,409	0.11	—	—
Tax impact of adjustments	(7,816)	(0.15)	(2,094)	(0.04)
Total adjustments	12,855	0.26	2,437	0.05
Non-GAAP Adjusted Net Income and Adjusted EPS	$12,840	$0.26	$8,851	$0.18

	Year Ended March 31,
	2012	2012 Diluted EPS	2011	2011 Diluted EPS
(In thousands)
GAAP Net Income	$37,212	$0.73	$29,220	$0.58
Adjustments:
Income from discontinued operations	—	—	(591)	(0.01)
Loss on sale of discontinued operations	—	—	550	0.01
Incremental interest expense to finance Dramamine	—	—	800	0.02
Inventory step-up charge associated with acquisitions	1,795	0.04	7,273	0.14
Legal and professional fees associated with acquisitions	13,807	0.27	7,729	0.15
Transition costs associated with GSK	3,588	0.07	—	—
Unsolicited proposal costs	1,737	0.03	—	—
Gain on settlement	(5,063)	(0.10)	—	—
Loss on extinguishment of debt	5,409	0.11	—	—
Tax impact of adjustments	(8,091)	(0.16)	(5,213)	(0.10)
Tax impact of state rate adjustments and other non-deductible items	(237)	—	—	—
Total adjustments	12,945	0.26	10,548	0.21
Non-GAAP Adjusted Net Income and Adjusted EPS	$50,157	$0.99	$39,768	$0.79

Reconciliation of GAAP Net Cash Provided by Operating Activities to Non-GAAP Free Cash Flow:

	Three Months Ended March 31,
	2012	2011
(In thousands)
GAAP Net cash provided by operating activities	$19,459	$25,011
Additions to property and equipment for cash	(248)	(250)
Non-GAAP Free Cash Flow	$19,211	$24,761

	Year Ended March 31,
	2012	2011
(In thousands)
GAAP Net cash provided by operating activities	$67,452	$86,670
Additions to property and equipment for cash	(606)	(655)
Non-GAAP Free Cash Flow	$66,846	$86,015